EXHIBIT 23
Consent of Independent Certified Public Accountants
To the Board of Directors
  Professional Veterinary Products, Ltd.
          As independent certified public accountants, we hereby consent to the use of our report dated June 6, 2006, relating to the financial statements and related notes of such financial statements of Professional Veterinary Products, Ltd. and its subsidiaries, which report appears in the Quarterly Report on Form 10-Q for the period ended April 30, 2006 of Professional Veterinary Products, Ltd.

June 13, 2006	/s/ Quick & McFarlin

Quick & McFarlin, P.C.